Exhibit 5.1

New York

3 World Trade Center 175 Greenwich Street New York, NY 10007

T +1 (212) 277-4000

EVgo Inc. 11835 West Olympic Boulevard, Suite 900E Los Angeles, CA 90064	freshfields.us

December 18, 2024

Ladies and Gentlemen:

EVgo Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-266753) (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 26,450,000 (the “Securities”) shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), to be sold by EVgo Holdings, LLC, a Delaware limited liability company (the “Selling Stockholder”), including 23,000,000 shares of Class A Common Stock (the “Initial Shares”) and up to 3,450,000 shares of Class A Common Stock (the “Option Shares”) which may be sold in connection with the option of the Underwriters (as defined below) to purchase additional shares, pursuant to the Underwriting Agreement dated December 16, 2024 (the “Underwriting Agreement”) among the Company, the Selling Stockholder and the several underwriters named therein (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we advise you that, in our opinion, (i) the Initial Shares have been duly authorized by all necessary corporate action of the Company, and are validly issued, fully paid and nonassessable, and (ii) the Option Shares, when delivered in accordance with the Stock Unit and Purchase Agreement, dated as of December 16, 2024, among the Company, EVgo OpCo, LLC, a Delaware limited liability company, and the Selling Stockholder, will be duly authorized by all necessary corporate action of the Company, and will be validly issued, fully paid and nonassessable.

Freshfields is an international law firm operating through Freshfields US LLP, Freshfields Bruckhaus Deringer LLP, Freshfields (a partnership registered in Hong Kong), Freshfields Bruckhaus Deringer Law office, Freshfields Bruckhaus Deringer Foreign Law Office, Studio Legale associato a Freshfields Bruckhaus Deringer, Freshfields Rechtsanwälte PartG mbB, Freshfields PartG mbB and other associated entities and undertakings. For further regulatory information please refer to www.freshfields.com/support/legal-notice.

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We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement relating to the Securities, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Freshfields US LLP